EXHIBIT 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-1 of TerraForm Power, Inc. of our report dated May 14, 2014, relating to the financial statements of SPS Atwell Island, LLC as of and for the years ended December 31, 2013 and 2012, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

July 15, 2014